Exhibit 99.1

C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

Andrew Clarke, Chief Financial Officer (952) 683-3474

Tim Gagnon, Director, Investor Relations (952) 683-5007

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS SECOND QUARTER RESULTS

MINNEAPOLIS, July 28, 2015 – C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (NASDAQ: CHRW), today reported financial results for the quarter ended June 30, 2015. Summarized financial results for the quarter ended June 30 are as follows (dollars in thousands, except per share data):

	Three months ended June 30,			Six months ended June 30,
	2015	2014	% change	2015	2014	% change
Total revenues	$3,545,088	$3,502,918	1.2%	$6,845,978	$6,645,503	3.0%

Net revenues:
Transportation
Truckload (1)	$334,546	$308,152	8.6%	$632,926	$580,499	9.0%
LTL	91,524	67,376	35.8%	176,894	127,514	38.7%
Intermodal	11,539	10,863	6.2%	22,051	19,803	11.4%
Ocean	59,066	50,486	17.0%	109,256	94,098	16.1%
Air	19,596	21,747	-9.9%	40,235	39,201	2.6%
Customs	10,973	10,312	6.4%	21,236	19,644	8.1%
Other logistics services	21,104	17,207	22.6%	40,895	35,773	14.3%

Total transportation	548,348	486,143	12.8%	1,043,493	916,532	13.9%
Sourcing	35,670	34,894	2.2%	65,635	61,740	6.3%

Total net revenues	584,018	521,037	12.1%	1,109,128	978,272	13.4%

Operating expenses	354,923	320,655	10.7%	698,108	620,919	12.4%

Operating income	229,095	200,382	14.3%	411,020	357,353	15.0%
Net income	$137,208	$118,596	15.7%	$243,684	$211,783	15.1%

Diluted EPS	$0.94	$0.80	17.5%	$1.67	$1.43	16.8%

(1)	Includes Payment Services revenues which were previously reported separately.

“We had a great quarter with strong net revenue and net income growth across our network,” said John Wiehoff, CEO and Chairman. “Our employees worked very hard, serving our customers, carriers, and suppliers with a focus on excellence and improving every day.”

Our truckload net revenues increased 8.6 percent in the second quarter of 2015 compared to the second quarter of 2014. Our acquisition of Freightquote.com (“Freightquote”) on January 1, 2015 contributed approximately 3.5 percentage points to our truckload net revenue growth. Our North American truckload volumes increased approximately seven percent. Approximately three percent of this increase was due to the acquisition of Freightquote. Our truckload net revenue margin increased in the second quarter of 2015 compared to the second quarter of 2014, due primarily to the lower cost of fuel. In North America, excluding the estimated

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C.H. Robinson Worldwide, Inc.

July 28, 2015

impacts of the change in fuel prices, our average truckload rate per mile charged to our customers increased approximately three percent in the second quarter of 2015 compared to the second quarter of 2014. In North America, our truckload transportation costs increased approximately 2.5 percent, excluding the estimated impacts of the change in fuel prices.

Our less-than-truckload (“LTL”) net revenues increased 35.8 percent in the second quarter of 2015 compared to the second quarter of 2014. Freightquote contributed approximately 33 percentage points to our LTL net revenue growth in the second quarter of 2015. LTL volumes increased approximately 33 percent in the second quarter of 2015 compared to the second quarter of 2014. Freightquote contributed approximately 20 percentage points to our LTL volume growth in the second quarter of 2015. Net revenue margin increased in the second quarter of 2015 compared to the second quarter of 2014. This was primarily the result of a change in our freight mix with more small customers from the higher margin Freightquote business.

Our intermodal net revenues increased 6.2 percent in the second quarter of 2015 compared to the second quarter of 2014. Freightquote contributed approximately nine percentage points to our intermodal net revenue growth in the second quarter of 2015. Excluding Freightquote, intermodal transactional volume decreased in the second quarter of 2015 compared to the second quarter of 2014.

Our ocean transportation net revenues increased 17.0 percent in the second quarter of 2015 compared to the second quarter of 2014. The increase in net revenues was primarily due to increased net revenue margin as volumes were flat.

Our air transportation net revenues decreased 9.9 percent in the second quarter of 2015 compared to the second quarter of 2014. The decrease was due to lower rates charged to our customers, offset slightly by increased net revenue margin and a small increase in volumes.

Our customs net revenues increased 6.4 percent in the second quarter of 2015 compared to the second quarter of 2014. The increase was due to increased transaction volumes.

Our other logistics services revenues, which includes managed services, warehousing, and small parcel, increased 22.6 percent in the second quarter of 2015 compared to the second quarter of 2014 primarily from growth in managed services. Freightquote contributed approximately two percentage points to our other logistics services net revenue growth in the second quarter of 2015.

Sourcing net revenues increased 2.2 percent in the second quarter of 2015 compared to the second quarter of 2014. This increase was primarily due to a case volume increase across a variety of commodities and services offset partially by a decline in net revenue per case.

For the second quarter, operating expenses increased 10.7 percent to $354.9 million in 2015 from $320.7 million in 2014. Operating expenses as a percentage of net revenues decreased to 60.8 percent in the second quarter of 2015 from 61.5 percent in the second quarter of 2014.

For the second quarter, personnel expenses increased 10.5 percent to $264.0 million in 2015 from $239.0 million in 2014. This was primarily due to additional headcount related to our acquisition of Freightquote and expenses related to incentive plans that are designed to keep expenses variable with changes in net revenues and profitability. For the second quarter, our average headcount grew 10.1 percent compared to the second quarter of 2014.

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July 28, 2015

For the second quarter, other selling, general, and administrative expenses increased 11.3 percent to $90.9 million in 2015 from $81.7 million in 2014. This increase was primarily due to our acquisition of Freightquote including amortization expense of approximately $1.9 million, and an increase in travel expenses.

About C.H. Robinson

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 46,000 active customers through a network of offices in North America, South America, Europe, and Asia. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with approximately 66,000 transportation providers worldwide.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel prices and availability; the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call and we undertake no obligation to update the replay.

Conference Call Information:

C.H. Robinson Worldwide Second Quarter 2015 Earnings Conference Call

Wednesday, July 29, 2015 8:30 a.m. Eastern Time

The call will be limited to 60 minutes, including questions and answers. We invite call participants to submit questions in advance of the conference call and we will respond to as many of the questions as we can in the time allowed. To submit your question(s) in advance of the call, please email tim.gagnon@chrobinson.com.

Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com.

To participate in the conference call by telephone, please call ten minutes early by dialing: 888-516-2441

International callers dial +1-719-325-2280

Callers should reference the conference ID, which is 3923556

Webcast replay available through Investor Relations link at www.chrobinson.com

Telephone audio replay available until 11:30 a.m. Eastern Time on August 5, 2015: 888-203-1112;

passcode: 3923556#

International callers dial +1-719-457-0820

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C.H. Robinson Worldwide, Inc.

July 28, 2015

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Revenues:
Transportation (1)	$3,130,722	$3,042,102	$6,077,979	$5,848,879
Sourcing	414,366	460,816	767,999	796,624

Total revenues	3,545,088	3,502,918	6,845,978	6,645,503

Costs and expenses:
Purchased transportation and related services (1)	2,582,374	2,555,959	5,034,486	4,932,347
Purchased products sourced for resale	378,696	425,922	702,364	734,884
Personnel expenses	263,999	238,986	519,143	459,283
Other selling, general, and administrative expenses	90,924	81,669	178,965	161,636

Total costs and expenses	3,315,993	3,302,536	6,434,958	6,288,150

Income from operations	229,095	200,382	411,020	357,353

Interest and other expense	(5,894)	(6,252)	(15,499)	(12,383)

Income before provision for income taxes	223,201	194,130	395,521	344,970
Provisions for income taxes	85,993	75,534	151,837	133,187

Net income	$137,208	$118,596	$243,684	$211,783

Net income per share (basic)	$0.94	$0.80	$1.67	$1.43
Net income per share (diluted)	$0.94	$0.80	$1.67	$1.43

Weighted average shares outstanding (basic)	145,515	147,826	145,856	148,167
Weighted average shares outstanding (diluted)	145,679	147,974	146,020	148,293

(1)	Includes Payment Services revenues and related costs which were previously reported separately.

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CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$171,451	$128,940
Restricted cash	—	359,388
Receivables, net	1,706,429	1,571,591
Other current assets	66,459	45,540

Total current assets	1,944,339	2,105,459

Property and equipment, net	190,849	152,471
Intangible and other assets	1,268,826	956,408

Total assets	$3,404,014	$3,214,338

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$894,046	$795,255
Accrued compensation	95,528	125,624
Accrued income taxes	25,536	4,616
Other accrued expenses	49,708	45,365
Current portion of debt	630,000	605,000

Total current liabilities	1,694,818	1,575,860

Noncurrent income taxes payable	22,723	24,279
Deferred tax liabilities	74,394	66,961
Long-term debt	500,000	500,000
Other long term liabilities	228	223

Total liabilities	2,292,163	2,167,323

Total stockholders’ investment	1,111,851	1,047,015

Total liabilities and stockholders’ investment	$3,404,014	$3,214,338

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July 28, 2015

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited, in thousands, except operational data)

	Six months ended June 30,
	2015	2014
Operating activities:
Net income	$243,684	$211,783
Stock-based compensation	31,019	16,423
Depreciation and amortization	32,682	29,349
Provision for doubtful accounts	9,053	11,128
Deferred income taxes	(1,780)	5,894
Other	438	(1,348)
Changes in operating elements, net of acquisitions:
Receivables	(87,663)	(261,334)
Prepaid expenses and other	(19,802)	(14,214)
Other non-current assets	736	270
Accounts payable and outstanding checks	56,891	121,109
Accrued compensation and profit-sharing contribution	(32,027)	(6,137)
Accrued income taxes	21,230	12,698
Other accrued liabilities	(3,265)	2,747

Net cash provided by operating activities	251,196	128,368

Investing activities:
Purchases of property and equipment	(11,542)	(14,860)
Purchases and development of software	(8,063)	(3,964)
Restricted cash	359,388	—
Acquisitions, net of cash	(369,143)	—
Other	361	268

Net cash used for investing activities	(28,999)	(18,556)
Financing activities:
Borrowings on line of credit	3,893,000	2,435,000
Repayments on line of credit	(3,868,000)	(2,410,000)
Net repurchases of common stock	(90,255)	(52,740)
Excess tax benefit on stock-based compensation	6,040	5,198
Cash dividends	(114,517)	(104,909)

Net cash used for financing activities	(173,732)	(127,451)
Effect of exchange rates on cash	(5,954)	(193)

Net change in cash and cash equivalents	42,511	(17,832)
Cash and cash equivalents, beginning of period	128,940	162,047

Cash and cash equivalents, end of period	$171,451	$144,215

	As of June 30,
	2015	2014
Operational Data:
Employees	13,068	11,645

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